             Exhibit 99.1

Celsion Corporation Announces $8.6 Million Equity Offering
of Common Stock and Warrants

COLUMBIA, MD – May 27, 2011 – Celsion Corporation (the “Company”) (NASDAQ:CLSN), a leading oncology drug development company, today announced that it has entered into a definitive securities purchase agreement with institutional investors, as well as certain officers and directors of the Company, for the issuance and sale in a private placement transaction of 3,218,612 shares of common stock (the “Common Stock”) and warrants (the “Warrants”) to purchase up to 3,218,612 shares of common stock.  The Common Stock and Warrants will be sold in units (the “Units”), with each Unit consisting of one share of Common Stock and a Warrant to purchase one share of common stock.  Units sold to unaffiliated institutional investors will be sold at a negotiated purchase price of $2.65 per Unit and to officers and directors of the Company at $2.895 per Unit, the latter representing the consolidated closing bid price per share of Common Stock plus a warrant premium of $0.125 per Unit.  The Warrants are non-exercisable for six-months and have a term of exercise of 78 months from the date of issuance and an exercise price of $2.77.  The Company expects to receive gross proceeds from the offering of approximately $8.6 million, before deducting estimated offering expenses.

A resale registration statement relating to the Common Stock and the shares of common stock issuable upon exercise of the Warrants shall be filed with the Securities and Exchange Commission (“SEC”) within twenty (20) days of closing the offering.

Rodman & Renshaw, LLC, a subsidiary of Rodman & Renshaw Capital Group, Inc. (NASDAQ:RODM - News), acted as the exclusive placement agent for the offering.

The offering is expected to close on or about June 2, 2011, subject to the satisfaction of customary closing conditions.

The Company intends to use the net proceeds from the sale of the Units pursuant to this offering for general corporate purposes, including the funding of the clinical development of its product pipeline of cancer drugs.

“This offering is planned to provide Celsion with the resources necessary to fully enroll our Phase III HEAT study of ThermoDox® in primary liver cancer, complete the pre-planned interim efficacy analysis of this study and support the expansion of our ThermoDox® program into other cancers, among other near-term goals,” said Michael H. Tardugno, Celsion's President and Chief Executive Officer. “The offering also reduces our immediate reliance upon other capital sources, such as our committed equity financing facility, the use of which we plan to curtail for the foreseeable future.”

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities in this offering. There shall not be any sale of these securities in any state or jurisdiction in which such offering, sale or solicitation would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Celsion Corporation

Celsion is a leading oncology company dedicated to the development and commercialization of innovative cancer drugs including tumor-targeting treatments using focused heat energy in combination with heat-activated drug delivery systems. Celsion has research, license, or commercialization agreements with leading institutions such as the National Institutes of Health, Duke University Medical Center, University of Hong Kong, Mayo Clinic, the University of Pisa, and the North Shore Long Island Jewish Health System.

For more information on Celsion, visit our website: http://www.celsion.com.

Additional Information:

Statements made in this press release may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, but not limited to, the proceeds the Company expects to receive from the offering and the closing of the offering. Forward-looking statements can be identified by the use of words such as "may," "will," "plan," "should," "expect," "anticipate," "estimate," "continue," or comparable terminology. Such forward-looking statements are inherently subject to certain risks, trends and uncertainties, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate, and involve factors that may cause actual results to differ materially from those projected or suggested. Readers are cautioned not to place undue reliance on these forward-looking statements and are advised to consider the factors listed above together with the additional factors under the heading "Disclosure Regarding Forward-Looking Statements" and "Risk Factors" in the Company's Annual Reports on Form 10-K, as may be supplemented or amended by the Company's Quarterly Reports on Form 10-Q. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

Investor Contact

David Pitts
Argot Partners
212-600-1902
David@argotpartners.com